UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

SCHEDULE 14A

Proxy Statement Pursuant to Section 14(a)

of the Securities Exchange Act of 1934

(Amendment No.    )

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Hansen Medical, Inc.

(Name of Registrant as Specified In Its Charter)

(Name of Person(s) Filing Proxy Statement if Other Than the Registrant)

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HANSEN MEDICAL, INC.

800 East Middlefield Road

Mountain View, CA 94043

NOTICE OF ANNUAL MEETING OF STOCKHOLDERS

To Be Held On June 15, 2010

Dear Stockholder:

You are cordially invited to attend the annual meeting of Stockholders of HANSEN MEDICAL, INC., a Delaware corporation (the “Company”). The meeting will be held on Tuesday, June 15, 2010 at 10:00 a.m. local time at 800 East Middlefield Road, Mountain View, CA 94043 for the following purposes:

1. To elect two directors to hold office until the 2013 annual meeting of stockholders.

2. To ratify the selection by the Audit Committee of the Board of Directors of PricewaterhouseCoopers LLP as the independent registered public accounting firm of the Company for its fiscal year ending December 31, 2010.

3. To conduct any other business properly brought before the meeting.

These items of business are more fully described in the proxy statement accompanying this notice.

The record date for the annual meeting is April 19, 2010. Only stockholders of record at the close of business on that date may vote at the meeting or any adjournment thereof.

By Order of the Board of Directors

PETER OSBORNE
Interim Chief Financial Officer

Mountain View, California

April 30, 2010

You are cordially invited to attend the annual meeting in person. Whether or not you expect to attend the annual meeting, please complete, date, sign and return the enclosed proxy card, or vote over the telephone or the Internet as instructed in these materials, as promptly as possible in order to ensure your representation at the annual meeting. A return envelope (which is postage prepaid if mailed in the United States) is enclosed for your convenience. Even if you have voted by proxy, you may still vote in person if you attend the annual meeting. Please note, however, that if your shares are held of record by a broker, bank or other nominee and you wish to vote at the annual meeting, you must obtain a proxy issued in your name from that record holder.

IMPORTANT NOTICE REGARDING THE AVAILABILITY OF PROXY MATERIALS FOR THE ANNUAL MEETING OF STOCKHOLDERS TO BE HELD ON JUNE 15, 2010

The proxy statement and Annual Report on Form 10-K are available at

http://www.hansenmedical.com/investors/proxymaterials.apx.

i

ii

HANSEN MEDICAL, INC.

800 East Middlefield Road

Mountain View, CA 94043

PROXY STATEMENT

FOR THE 2010 ANNUAL MEETING OF STOCKHOLDERS

June 15, 2010

QUESTIONS AND ANSWERS ABOUT THIS PROXY MATERIAL AND VOTING

Why am I receiving these materials?

We have sent you this proxy statement and the enclosed proxy card because the Board of Directors of Hansen Medical, Inc. (sometimes referred to as the “Company” or “Hansen”) is soliciting your proxy to vote at the 2010 annual meeting of stockholders. You are invited to attend the annual meeting to vote on the proposals described in this proxy statement. However, you do not need to attend the meeting to vote your shares. Instead, you may simply complete, sign and return the enclosed proxy card, or follow the instructions below to submit your proxy over the telephone or on the Internet.

The Company intends to mail this proxy statement and accompanying proxy card on or about May 7, 2010 to all stockholders of record entitled to vote at the annual meeting.

Who can vote at the annual meeting?

Only stockholders of record at the close of business on April 19, 2010 will be entitled to vote at the annual meeting. On this record date, there were 37,539,916 shares of common stock outstanding and entitled to vote.

Stockholder of Record: Shares Registered in Your Name

If on April 19, 2010 your shares were registered directly in your name with our transfer agent, BNY Mellon Shareowner Services, then you are a stockholder of record. As a stockholder of record, you may vote in person at the meeting or vote by proxy. Whether or not you plan to attend the meeting, we urge you to fill out and return the enclosed proxy card or vote by proxy over the telephone or on the Internet as instructed below to ensure your vote is counted.

Beneficial Owner: Shares Registered in the Name of a Broker or Bank

If on April 19, 2010 your shares were held, not in your name, but rather in an account at a brokerage firm, bank, dealer, or other similar organization, then you are the beneficial owner of shares held in “street name” and these proxy materials are being forwarded to you by that organization. The organization holding your account is considered the stockholder of record for purposes of voting at the annual meeting. As a beneficial owner, you have the right to direct your broker or other agent regarding how to vote the shares in your account. You are also invited to attend the annual meeting. However, since you are not the stockholder of record, you may not vote your shares in person at the meeting unless you request and obtain a valid proxy from your broker or other agent.

What am I voting on?

There are two matters scheduled for a vote:

•	Election of two directors to hold office until the 2013 annual meeting of stockholders.

•	Ratification of PricewaterhouseCoopers LLP as the independent registered public accounting firm of the Company for its fiscal year ending December 31, 2010.

How do I vote?

You may either vote “For” all the nominees to the Board of Directors or you may “Withhold” your vote from any nominee you specify. For the other matter to be voted on, you may vote “For” or “Against” or abstain from voting. The procedures for voting are fairly simple:

Voting by Stockholder of Record: Shares Registered in Your Name

If you are a stockholder of record, you may vote in person at the annual meeting, vote by proxy using the enclosed proxy card, vote by proxy over the telephone, or vote by proxy on the Internet. Whether or not you plan to attend the meeting, we urge you to vote by proxy to ensure your vote is counted. You may still attend the meeting and vote in person even if you have already voted by proxy.

•	To vote in person, come to the annual meeting and we will give you a ballot when you arrive.

•

To vote using the proxy card, simply complete, sign and date the enclosed proxy card and return it promptly in the envelope provided. If you return your signed proxy card to us before the annual meeting, we will vote your shares as you direct.

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To vote by telephone, dial toll-free 1-866-540-5760 using a touch-tone phone and follow the recorded instructions. You will be asked to provide the company number and control number from the enclosed proxy card. Your vote must be received by 11:59 p.m. Eastern Daylight Savings Time on June 14, 2010 to be counted.

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To vote on the Internet, go to www.proxyvoting.com/hnsn to complete an electronic proxy card. You will be asked to provide the company number and control number from the enclosed proxy card. Your vote must be received by 11:59 p.m. Eastern Daylight Savings Time on June 14, 2010 to be counted.

Voting by Beneficial Owner: Shares Registered in the Name of Broker or Bank

If you are a beneficial owner of shares registered in the name of your broker, bank, or other agent, you should have received a proxy card and voting instructions with these proxy materials from that organization rather than from the Company. Simply complete and mail the proxy card to ensure that your vote is counted. Alternatively, you may vote by telephone or on the Internet as instructed by your broker or bank. To vote in person at the annual meeting, you must obtain a valid proxy from your broker, bank, or other agent. Follow the instructions from your broker or bank included with these proxy materials, or contact your broker or bank to request a proxy form.

We provide Internet proxy voting to allow you to vote your shares online, with procedures designed to ensure the authenticity and correctness of your proxy vote instructions. However, please be aware that you must bear any costs associated with your Internet access, such as usage charges from Internet access providers and telephone companies.

How many votes do I have?

On each matter to be voted upon, you have one vote for each share of common stock you owned as of April 19, 2010.

What if I return a proxy card but do not make specific choices?

If you return a signed and dated proxy card without marking any voting selections, your shares will be voted (i) “For” the election of the two nominees for director and (ii) “For” the ratification of PricewaterhouseCoopers LLC as independent registered public accounting firm of the Company for its fiscal year ending December 31, 2010. However, with respect to clause (i) of the preceding sentence, if you are not a record holder, such as where your shares are held through a broker, nominee, fiduciary or other custodian, you must provide voting instructions to the record holder of the shares in accordance with the record holder’s requirements in order for your shares to be properly voted. If any other matter is properly presented at the meeting, your proxyholder (one of the individuals named on your proxy card) will vote your shares using his best judgment.

Who is paying for this proxy solicitation?

We will pay for the entire cost of soliciting proxies. In addition to these mailed proxy materials, our directors and employees may also solicit proxies in person, by telephone, or by other means of communication. Directors and employees will not be paid any additional compensation for soliciting proxies. We may also reimburse brokerage firms, banks and other agents for the cost of forwarding proxy materials to beneficial owners.

What does it mean if I receive more than one proxy card?

If you receive more than one proxy card, your shares are registered in more than one name or are registered in different accounts. Please complete, sign and return each proxy card to ensure that all of your shares are voted.

Can I change my vote after submitting my proxy?

Yes. You can revoke your proxy at any time before the final vote at the meeting. If you are the record holder of your shares, you may revoke your proxy in any one of three ways:

•	You may submit another properly completed proxy card with a later date.

•	You may send a timely written notice that you are revoking your proxy to Hansen’s Corporate Secretary at 800 East Middlefield Road, Mountain View, CA 94043.

•	You may attend the annual meeting and vote in person. Simply attending the meeting will not, by itself, revoke your proxy.

If your shares are held by your broker or bank as a nominee or agent, you should follow the instructions provided by your broker or bank.

How are votes counted?

Votes will be counted by the inspector of election appointed for the meeting, who will separately count “For” and “Withhold” and, with respect to proposals other than the election of directors, “Against” votes, abstentions and broker non-votes. Abstentions will be counted towards the vote total for each proposal, and will have the same effect as “Against” votes. Broker non-votes have no effect and will not be counted towards the vote total for any proposal.

If your shares are held by your broker as your nominee (that is, in “street name”), you will need to obtain a proxy form from the institution that holds your shares and follow the instructions included on that form regarding how to instruct your broker to vote your shares. If you do not give instructions to your broker, your broker can vote your shares with respect to “discretionary” items, but not with respect to “non-discretionary” items. Discretionary items are proposals considered routine under the rules of the New York Stock Exchange (“NYSE”) on which your broker may vote shares held in street name without your voting instructions. On non-discretionary items for which you do not give your broker instructions, the shares will be treated as broker non-votes. Under NYSE rules applicable to our prior annual meetings, the uncontested election of a member of the Board of Directors was considered “discretionary” and brokers were permitted to vote your shares held in street name even in the absence of your instructions. Under recently adopted NYSE rules, any election of a member of the Board of Directors, whether contested or uncontested, is considered “non-discretionary” and therefore brokers are no longer permitted to vote your shares held in street name for the election of directors in the absence of instructions from you.

What are “broker non-votes”?

Broker non-votes occur when a beneficial owner of shares held in “street name” does not give instructions to the broker or nominee holding the shares as to how to vote on matters deemed “non-discretionary.” Generally, if shares are held in street name, the beneficial owner of the shares is entitled to give voting instructions to the broker or nominee holding the shares. If the beneficial owner does not provide voting instructions, the broker or nominee can still vote the shares with respect to matters that are considered to be “discretionary,” but not with respect to “non-discretionary” matters. The election of directors at the 2010 annual meeting is considered non-discretionary and the other matter to be voted upon at the 2010 annual meeting of stockholders is considered to be “discretionary.”

How many votes are needed to approve each proposal?

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For the election of directors, the two nominees receiving the most “For” votes (from the holders of votes of shares present in person or represented by proxy and entitled to vote on the election of directors) will be elected. Only votes “For” or “Withheld” will affect the outcome.

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To be approved, the ratification of PricewaterhouseCoopers LLP as independent registered public accounting firm of the Company for its fiscal year ending December 31, 2010 must receive “For” votes from the holders of a majority of shares present at the meeting either in person or by proxy. If you “Abstain” from voting, it will have the same effect as an “Against” vote. Broker non-votes will have no effect.

What is the quorum requirement?

A quorum of stockholders is necessary to hold a valid meeting. A quorum will be present if stockholders holding at least a majority of the outstanding shares are present at the meeting in person, if applicable, or represented by proxy. On the record date, there were 37,539,916 shares outstanding and entitled to vote. Thus, the holders of 18,769,958 shares must be present in person or represented by proxy at the meeting to have a quorum.

Your shares will be counted towards the quorum only if you submit a valid proxy (or one is submitted on your behalf by your broker, bank or other nominee) or if you vote in person at the meeting. Abstentions and broker non-votes will be counted towards the quorum requirement. If there is no quorum, the holders of a majority of shares present at the meeting in person or represented by proxy may adjourn the meeting to another date.

How can I find out the results of the voting at the annual meeting?

Preliminary voting results will be announced at the annual meeting. Final voting results will be disclosed in a current report on Form 8-K that we plan to file with the SEC within four business days after the voting at the annual meeting.

When are stockholder proposals due for next year’s annual meeting?

If you wish to submit a proposal to be considered for inclusion in next year’s proxy materials, your proposal must be submitted in writing by January 7, 2011, to Hansen’s Corporate Secretary at 800 East Middlefield Road, Mountain View, CA 94043. If you wish to submit a proposal that is not to be included in next year’s proxy materials, but that may be considered at the 2011 annual meeting, or nominate a director pursuant to our Bylaws, you must provide specified information to us between February 15, 2011 and March 17, 2011; provided, however, that if our 2011 annual meeting is held before May 16, 2011 or after July 15, 2011, you must provide that specified information to us between the 120th day prior to the 2011 annual meeting and not later than the 90th day prior to the 2011 annual meeting or the 10th day following the day on which we first publicly announce of the date of the 2011 annual meeting. If you wish to do so, please review our Bylaws, which contain a description of the information required to be submitted as well as additional requirements about advance notice of stockholder proposals and director nominations.

PROPOSAL 1

ELECTION OF DIRECTORS

Our Board of Directors is divided into three classes. Each class consists, as nearly as possible, of one-third of the total number of directors, and each class has a three-year term. Vacancies on the Board of Directors may be filled only by persons elected by a majority of the remaining directors. A director elected by the Board of Directors to fill a vacancy in a class, including a vacancy created by an increase in the number of directors, shall serve for the remainder of the full term of that class and until the director’s successor is elected and qualified.

Our Board of Directors presently has six members. There are two directors in the class whose term of office expires in 2010. Each of the nominees listed below is currently a director of the Company. If elected at the annual meeting, each of these nominees would continue to serve until the 2013 annual meeting and until his successor is elected and has qualified, or, if sooner, until the director’s death, resignation or removal. Although we do not have a formal policy regarding attendance by members of the Board of Directors at our annual meetings of stockholders, directors are encouraged to attend. Three directors attended our 2009 annual meeting of stockholders.

Directors are elected by a plurality of the votes of the holders of shares present in person or represented by proxy and entitled to vote on the election of directors. The two nominees receiving the highest number of affirmative votes will be elected. Shares represented by executed proxies will be voted, if authority to do so is not withheld, for the election of the two nominees named below. Shares represented by executed proxies cannot be voted for more than two nominees. However, if you are the beneficial owner of the shares, which means that your shares are held by a brokerage firm, bank, dealer, or other similar organization as your nominee, your shares will not be voted for the election of directors in the absence of instructions to your nominee from you. If any nominee becomes unavailable for election as a result of an unexpected occurrence, your shares will be voted for the election of a substitute nominee proposed by Hansen’s management. Each person nominated for election has agreed to serve if elected. Our management has no reason to believe that any nominee will be unable to serve.

The following is a brief biography of each nominee and each director whose term will continue after the annual meeting. We have determined that each of these director nominees possesses the requisite communication skills, personal integrity, business judgment, ability to make independent analytical inquiries, and willingness to devote adequate time and effort necessary to serve as an effective member of the Board. Other specific experiences, qualifications, attributes or skills of nominees that contributed to our conclusion that the nominees should serve as directors are noted below.

Nominees for Election for a Three-Year Term Expiring at the 2013 Annual Meeting

Kevin Hykes

Mr. Hykes, age 44, has served as a member of our Board of Directors since July 2009. Since March 2010, Mr. Hykes has been the President and Chief Executive Officer at Cameron Health, Inc., an implantable defibrillator company. From May 2008 to October 2009, Mr. Hykes served as the Chief Commercial Officer at Visiogen, Inc., a developer of products for cataract and refractive patients. Previously, Mr. Hykes was employed by Medtronic, Inc, from 1992 to 2008, including as Vice President, Healthcare Systems, from December 2005 to May 2008 and as Vice President, Heart Failure Business, from May 2003 to December 2005. Mr. Hykes holds a B.A. in Business Administration from the University of Wisconsin, Madison and an M.B.A. from the J.L. Kellogg Graduate School of Management at Northwestern University. Mr. Hykes’ knowledge of our industry, his prior and current experience as a senior officer of other medical device companies and his ability to provide insight into our sales and marketing strategies contributed to our conclusion that he should serve as a director.

James M. Shapiro

Mr. Shapiro, age 51, has served as a member of our Board of Directors since May 2004. Mr. Shapiro has served as a General Partner of Kearny Venture Partners, the successor entity of Thomas Weisel Healthcare Venture Partners, a venture capital firm, since March 2003. Since January 2000, Mr. Shapiro has also been a

General Partner of ABS Healthcare Ventures, a venture capital firm. Mr. Shapiro also serves on the board of directors of TranS1, Inc. Mr. Shapiro holds a B.A. from Princeton University and an M.B.A. from the Stanford University Graduate School of Business. Mr. Shapiro’s understanding of our industry, his experience on other public company boards, and his knowledge of financial and financing matters contributed to our conclusion that he should serve as a director.

The Board of Directors Recommends

A “FOR” Vote In Favor Of Each Named Nominee.

Directors Continuing in Office Until the 2012 Annual Meeting

Russell C. Hirsch, M.D., Ph.D.

Dr. Hirsch, age 47, has served as a member of our Board of Directors since November 2002 and as our Chairman of the Board since December 2004. Dr. Hirsch has been a Managing Director of Prospect Venture Partners, a venture capital firm, since February 2001. From 1992 to 2000, Dr. Hirsch was a member of the Healthcare Technology Group at Mayfield Fund, a venture capital firm, serving as a Venture Partner from 1993 to 1994 and as a General Partner from 1994 to 2000. Dr. Hirsch holds a B.A. from the University of Chicago and an M.D. and a Ph.D. from the University of California, San Francisco. Dr. Hirsch’s medical background, his understanding of our industry and his knowledge of financial and financing matters contributed to our conclusion that he should serve as a director.

Frederic H. Moll, M.D.

Dr. Moll, age 58, is a co-founder of Hansen and has served as our Chief Executive Officer and a member of our Board of Directors since our inception in September 2002 and has served as our President since March 2009. In November 1995, Dr. Moll co-founded Intuitive Surgical Inc., a medical device company, and served as its first Chief Executive Officer and later, its Vice President and Medical Director until September 2003. In 1989, Dr. Moll co-founded Origin Medsystems, Inc., a medical device company, which later became an operating company within Guidant Corporation, following its acquisition by Eli Lilly in 1992. Dr. Moll served as Medical Director of Guidant’s surgical device division until November 1995. Dr. Moll also serves on the board of directors of Mako Surgical Corp. Dr. Moll holds a B.A. from the University of California, Berkeley, a M.S. from Stanford University and a M.D. from the University of Washington School of Medicine. We believe that it is appropriate and desirable for our Chief Executive Officer to serve on our Board of Directors. Dr. Moll’s prior experience as a co-founder and senior executive of other medical device companies and his experience as our Chief Executive Officer contributed to our conclusion that he should serve as a director.

Directors Continuing in Office Until the 2011 Annual Meeting

Christopher P. Lowe

Mr. Lowe, age 42, has served as a member of our Board of Directors since September 2006. Mr. Lowe has served as Vice President, Administration and Chief Financial Officer of Anthera Pharmaceuticals, Inc., a drug development company, since November 2007. Mr. Lowe served as Vice President, Finance and Administration of Asthmatx, Inc., a medical device company, since September 2005 and as its Chief Financial Officer from January 2006 to November 2007. Mr. Lowe served with Peninsula Pharmaceuticals, Inc., a pharmaceutical company, as Corporate Controller from June 2004 to October 2004 and Chief Accounting Officer from October 2004 until its acquisition by Johnson & Johnson in June 2005. Mr. Lowe holds a B.S. from California Polytechnic State University, San Luis Obispo and an M.B.A. from Saint Mary’s University, Texas. Mr. Lowe’s understanding of our industry, his senior management experience with companies in our industry and his ability to serve as a financial expert on our Audit Committee contributed to our conclusion that he should serve as a director.

Joseph M. Mandato

Mr. Mandato, age 65, has served as a member of our Board of Directors since August 2006. Mr. Mandato has served as a Managing Director of De Novo Ventures, a venture capital firm, since March 2003. From October 2000 to February 2003, Mr. Mandato served as a consultant while completing his doctoral studies. From February 1999 to September 2000, Mr. Mandato served as Chairman of Confer Software, Inc., a developer of software used to streamline healthcare business processes and from September 1995 to February 1999, Mr. Mandato served as Confer’s Chief Executive Officer. From September 1994 to May 1995, Mr. Mandato served as a member of the founding management committee and Chief Executive Officer of two of the five operating units, Origin Medsystems and Heart Rhythm Technology, of Guidant Corporation, a medical device company, also serving as President of Origin Medsystems from May 1991 to May 1995. In March 1994, Mr. Mandato co-founded Gynecare, Inc., a woman’s health company spun-out of Guidant Corporation, and served as its Chief Executive Officer until April 1995. From July 1986 to November 1990, Mr. Mandato was Chief Executive Officer of Ioptex Research, an ophthalmic goods company. Mr. Mandato holds a B.A. from Nasson College, an M.A. from Long Island University and a Doctor of Management degree from Case Western Reserve University. Mr. Mandato’s understanding of our industry and his experience as a chief executive officer of several companies contributed to our conclusion that he should serve as a director.

CORPORATE GOVERNANCE

Independence of the Board of Directors

As required under the listing standards of The Nasdaq Stock Market (“Nasdaq”), a majority of the members of a listed company’s board of directors must qualify as “independent,” as affirmatively determined by its board of directors. Our Board of Directors consults with our outside legal counsel to ensure that the Board’s determinations are consistent with relevant securities and other laws and regulations regarding the definition of “independent,” including those set forth in pertinent listing standards of Nasdaq, as in effect from time to time.

Consistent with these considerations, after review of all relevant transactions or relationships between each director, or any of his family members, and the Company, our senior management and our independent auditors, the Board of Directors has affirmatively determined that the following seven directors who either presently serve on the Company’s Board of Directors, or who served on the Company’s Board of Directors during the fiscal year ended December 31, 2009, are independent directors within the meaning of the applicable Nasdaq listing standards: Dr. Freund, Dr. Hirsch, Mr. Hykes, Mr. Lowe, Mr. Mandato, Mr. McConnell and Mr. Shapiro. In making this determination, the Board found that none of these directors or nominees for director had a material or other disqualifying relationship with the Company. Dr.  Moll, the Company’s Chief Executive Officer is not an independent directors by virtue of his employment with the Company.

Meetings of the Board of Directors

The Board of Directors met fifteen times during the fiscal year ended December 31, 2009. Each Board member attended 75% or more of the aggregate of the meetings of the Board and of the committees on which he served, held during the period for which he was a director or committee member during 2009. As required under applicable Nasdaq listing standards, during the fiscal year ended December 31, 2009, the Company’s independent directors met six times in regularly scheduled executive sessions at which only independent directors were present. Although we do not have a formal policy regarding attendance by members of the Board of Directors at our annual meetings of stockholders, directors are encouraged to attend. Three directors attended our 2009 annual meeting of stockholders.

Information Regarding the Board of Directors and its Committees

The Board of Directors has three standing committees: an Audit Committee, a Compensation Committee and a Nominating and Corporate Governance Committee. The following table provides membership and meeting information for the fiscal year ended December 31, 2009 for each of the Board committees:

Name	Audit		Compensation		Nominating and Corporate Governance
John G. Freund, M.D.	X	(1)
Russell C. Hirsch, M.D., Ph.D.			X
Kevin Hykes	X	(2)
Christopher P. Lowe	X	*	X	*
Joseph M. Mandato	X	(3)	X		X	*(4)
Thomas C. McConnell	X	(5)			X	*(5)
James M. Shapiro	X				X

Total meetings in fiscal 2009	22		8		1

*	Committee Chairperson

(1)	Effective as of June 29, 2009, Dr. Freund was appointed as a member of the Audit Committee by the Board of Directors. Dr. Freund resigned from the Board and the Audit Committee of the Board on March 15, 2010.

(2)	Effective as of March 15, 2010, Mr. Hykes was appointed as a member of the Audit Committee by the Board of Directors.

(3)	Effective as of June 19, 2009, Mr. Mandato was appointed as a member of the Audit Committee by the Board of Directors and served on the Committee until June 29, 2009.

(4)	Effective as of June 19, 2009, Mr. Mandato was appointed as Chairman of the Nominating and Corporate Governance Committee.

(5)	Mr. McConnell resigned from the Board and each of the Audit and Nominating and Corporate Governance Committees on June 19, 2009.

Below is a description of each committee of the Board of Directors. The Board of Directors has determined that each member of each committee meets the applicable Nasdaq rules and regulations regarding “independence” and that each member is free of any relationship that would impair his individual exercise of independent judgment with regard to the Company.

Audit Committee

The Audit Committee of the Board of Directors was established by the Board in accordance with Section 3(a)(58)(A) of the Securities Exchange Act of 1934, as amended, to oversee our corporate accounting and financial reporting processes, systems of internal control over financial reporting and audits of its financial statements. For this purpose, the Audit Committee performs several functions. Among other things, our Audit Committee:

•	evaluates the performance of and assesses the qualifications of the independent auditors;

•	determines and approves the engagement of the independent auditors;

•	determines whether to retain or terminate the existing independent auditors or to appoint and engage new independent auditors;

•	reviews and approves the retention of the independent auditors to perform any proposed permissible non-audit services;

•	monitors the rotation of partners of the independent auditors on our audit engagement team as required by law;

•	reviews and approves or rejects all related-party transactions;

•	confers with management and the independent auditors regarding the effectiveness of internal controls over financial reporting;

•

establishes procedures, as required under applicable law, for the receipt, retention and treatment of complaints received by us regarding accounting, internal accounting controls or auditing matters and the confidential and anonymous submission by employees of concerns regarding questionable accounting or auditing matters; and

•

meets to review our annual audited financial statements and quarterly financial statements with management and the independent auditor, including reviewing the Company’s disclosures under “Management’s Discussion and Analysis of Financial Condition and Results of Operations.”

As of December 31, 2009, the Audit Committee consisted of three directors: Mr. Lowe (Chairman), Dr. Freund and Mr. Shapiro. On March 15, 2010, Mr. Hykes was appointed to the Audit Committee and Dr. Freund resigned from the Board and the Audit Committee. The Audit Committee met twenty-two times during the fiscal year ended December 31, 2009. The Audit Committee has adopted a written charter that is available to stockholders on our website at www.hansenmedical.com/investors.

The Board of Directors reviews the Nasdaq listing standards definition of independence for Audit Committee members on an annual basis and has determined that all members of our Audit Committee are independent (as independence is currently defined in Nasdaq listing standards). The Board of Directors has also made a qualitative assessment of Mr. Lowe’s level of knowledge and financial experience based on a number of factors, including his formal education and experience as a chief financial officer for public reporting companies, and based on its assessment has determined that Mr. Lowe qualifies as an “audit committee financial expert,” as defined in applicable Securities and Exchange Commission rules.

Report of the Audit Committee of the Board of Directors1

The Audit Committee has reviewed and discussed with management of the Company the audited financial statements of the Company that are included in our Annual Report on Form 10-K for the fiscal year ended December 31, 2009. The Audit Committee has discussed with the independent registered public accounting firm the matters required to be discussed by the Statement on Auditing Standards No. 61, as amended (AICPA, Professional Standards, Vol. 1. AU section 380), as adopted by the Public Company Accounting Oversight Board (“PCAOB”) in Rule 3200T. The Audit Committee has also received the written disclosures and the letter from the independent registered public accounting firm required by the Independence Standards Board Standard No. 1, (Independence Discussions with Audit Committees), as adopted by the PCAOB in Rule 3600T and has discussed with the independent registered public accounting firm the independent registered public accounting firm’s independence. Based on the foregoing, the Audit Committee recommended to the Board of Directors that the audited financial statements be included in the Company’s Annual Report in Form 10-K for the fiscal year ended December 31, 2009.

Christopher P. Lowe, Chairman

John G. Freund, M.D.*

James M. Shapiro

*	Mr. Freund resigned from the Board following the Audit Committee’s approval of its report regarding the Company’s financial statements for the year ended December 31, 2009.

[1]	The material in this report is not “soliciting material,” is not deemed “filed” with the SEC and is not to be incorporated by reference into any filing of Hansen under the Securities Act of 1933, as amended or the Securities Exchange Act of 1934, as amended.

Compensation Committee

The Compensation Committee was formed in October 2004. As of December 31, 2009, the Compensation Committee consisted of three directors: Mr. Lowe (Chairman), Dr. Hirsch and Mr. Mandato. All members of our Compensation Committee are independent (as independence is currently defined in Nasdaq listing standards). The Compensation Committee met eight times during the fiscal year ended December 31, 2009. The Compensation Committee has adopted a written charter that is available to stockholders on the Company’s website at www.hansenmedical.com/investors.

The Compensation Committee of the Board of Directors acts on behalf of the Board to review, adopt and oversee the Company’s compensation strategy, policies, plans and programs, including:

•

establishment of corporate and individual performance objectives relevant to the compensation of the Company’s executive officers and other senior management and evaluation of performance in light of these stated objectives;

•

review and determination of, and in the case of our Chief Executive Officer review and recommendation to the Board for approval of the compensation and other terms of employment or service, including severance and change-in-control arrangements, of the executive officers and directors;

•	review and approve appropriate insurance coverage for our officers and directors;

•	administration of the Company’s equity compensation plans, pension and profit-sharing plans, deferred compensation plans and other similar plans and programs; and

•	review with management the Company’s Compensation Discussion and Analysis, including determination of whether to recommend that it be included in proxy statements and other Company filings.

Compensation Committee Processes and Procedures

The agenda for each Compensation Committee meeting is usually developed by the Chief Executive Officer, with input from the Chairman of the Compensation Committee and the Chief Financial Officer. The Compensation Committee will meet regularly in executive session. However, from time to time, various members of management and other employees as well as outside advisors or consultants may be invited by the Compensation Committee to make presentations, provide financial or other background information or advice or otherwise participate in Compensation Committee meetings. The Chief Executive Officer may not participate in or be present during any deliberations or determinations of the Compensation Committee regarding his compensation or individual performance objectives. The charter of the Compensation Committee grants the Compensation Committee full access to all books, records, facilities and personnel of the Company, as well as authority to obtain, at the expense of the Company, advice and assistance from internal and external legal, accounting or other advisors and consultants and other external resources that the Compensation Committee considers necessary or appropriate in the performance of its duties. In particular, the Compensation Committee has the sole authority to retain, at the Company’s expense, compensation consultants to assist in its evaluation of executive and director compensation, including the authority to approve the consultant’s reasonable fees and other retention terms.

Typically, the Compensation Committee will make most significant adjustments, if any, to annual compensation and determine bonus and equity awards at one or more meetings held during the first quarter of the year. However, the Compensation Committee also considers matters related to individual compensation, such as compensation for new executive hires, as well as high-level strategic issues, such as the efficacy of the Company’s compensation strategy, potential modifications to that strategy and new trends, plans or approaches to compensation, at various meetings throughout the year. Generally, the Compensation Committee’s process comprises two related elements: the determination of compensation levels and the establishment of performance objectives for the current year. For executives other than the Chief Executive Officer, the Compensation Committee solicits and considers evaluations and recommendations submitted to the Committee by the Chief Executive Officer on which compensation determinations are then made. In the case of the Chief Executive Officer, the evaluation of his performance is conducted by the Compensation Committee, which determines whether, and if so in what manner, to recommend to the full Board of Directors any adjustments to his compensation as well as awards to be granted.

For all executives and directors, as part of its deliberations, the Compensation Committee may review and consider, as appropriate, materials such as financial reports and projections, operational data, tax and accounting information, tally sheets that set forth the total compensation that may become payable to executives in various hypothetical scenarios, executive and director stock ownership information, company stock performance data, analyses of historical executive compensation levels and current Company-wide compensation levels, and recommendations of the Compensation Committee’s compensation consultant, including analyses of executive and director compensation paid at other companies identified by the consultant. The Compensation Committee shall review, discuss and assess its own performance at least annually. The Compensation Committee shall also periodically review and assess the adequacy of its Charter, including the Committee’s role and responsibilities, and shall recommend any proposed changes to the Board of Directors for its consideration.

The performance and compensation process and specific determinations of the Compensation Committee with respect to executive compensation for the fiscal year ended December 31, 2009 are described in greater detail in the Compensation Discussion and Analysis section of this proxy statement.

Compensation Committee Interlocks and Insider Participation

As of December 31, 2009, the Compensation Committee consisted of Mr. Lowe (Chairman), Dr. Hirsch and Mr. Mandato, none of whom is a present or former officer or employee of the Company. None of our executive officers currently serves, or has served during the last completed fiscal year, on the Compensation Committee or Board of Directors of any other entity that has one or more executive officers serving as a member of our Board of Directors or Compensation Committee. We have had a Compensation Committee for five and a half years. Prior to establishing the Compensation Committee, our full Board of Directors made decisions relating to compensation of our executive officers.

Board Leadership Structure

We currently have separate individuals serving as our Chairman of the Board of Directors and our principal executive officer. Dr. Hirsch has served as Chairman of the Board of Directors since December 2004 and Dr. Moll has served as our Chief Executive Officer since our inception in September 2002. While the Board believes the separation of these positions has served our company well, and intends to maintain this separation where appropriate and practicable, the Board does not believe that it is appropriate to prohibit one person from serving as both Chairman and Chief Executive Officer.

Risk Oversight Management

The Board of Directors takes an active role, as a whole and at the committee level, in overseeing management of our company’s risks. Our management keeps the Board of Directors apprised of significant risks facing the company and the approach being taken to understand, manage and mitigate such risks. Specifically, strategic risks are overseen by the full Board of Directors; financial risks are overseen by the Audit Committee; risks relating to compensation plans and arrangements are overseen by the Compensation Committee of the Board of Directors; risks associated with director independence and potential conflicts of interest are overseen by the Nominating and Corporate Governance Committee. Additional review or reporting on enterprise risks is conducted as needed or as requested by the full Board of Directors or the appropriate committee.

Nominating and Corporate Governance Committee

The Nominating and Corporate Governance Committee of the Board of Directors is responsible for identifying, reviewing and evaluating candidates to serve as directors of the Company (consistent with criteria approved by the Board), reviewing and evaluating incumbent directors, recommending to the Board of Directors for selection candidates for election to the Board, making recommendations to the Board regarding the membership of the committees of the Board, assessing the performance of the Board, and developing a set of corporate governance principles for the Company. The Nominating and Corporate Governance Committee is comprised of two directors: Mr. Mandato (Chairman) and Mr. Shapiro. All members of the Nominating and Corporate Governance Committee are independent (as independence is currently defined in Nasdaq listing standards). The Nominating and Corporate Governance Committee met once during the fiscal year ended December 31, 2009. The Nominating and Corporate Governance Committee has adopted a written charter that is available to stockholders on the Company’s website at www.hansenmedical.com/investors.

The Board of Directors and the Company seek to maintain a Board comprised of members who can productively contribute to the success of the Company. Accordingly, the Nominating and Corporate Governance Committee reviews the appropriate skills and characteristics required of Board members in the context of the current make-up of the Board and the perceived needs of the Company at that time. This assessment includes consideration of issues of, among other things, judgment, diversity, age, skills, background and industry knowledge. However, the Board retains the right to modify these qualifications from time to time. Candidates for director nominees are reviewed in the context of the current composition of the Board, the operating requirements of the Company and the long-term interests of stockholders. In conducting this assessment, the Nominating and Corporate Governance Committee considers diversity, age, skills and such other factors as it deems appropriate given the current needs of the Board and the Company, to maintain a balance of knowledge, experience and capability. In the case of incumbent directors whose terms of office are set to expire, the Nominating and Corporate Governance Committee reviews these directors’ overall service to the Company during their terms, including the number of meetings attended, level of participation, quality of performance, and any other relationships and transactions that might impair the directors’ independence. In the case of new director candidates, the Nominating and Corporate Governance Committee also determines whether the nominee is independent for Nasdaq purposes, which determination is based upon applicable Nasdaq listing standards, applicable Securities and Exchange Commission rules and regulations and the advice of counsel, if necessary. The Nominating and Corporate Governance Committee then uses its network of contacts to compile a list of potential candidates, but may also engage, if it deems appropriate, a professional search firm. The Nominating and Corporate Governance Committee conducts any appropriate and necessary inquiries into the backgrounds and qualifications of possible candidates after considering the function and needs of the Board. The Nominating and Corporate Governance Committee meets to discuss and consider the candidates’ qualifications and then selects a nominee for recommendation to the Board by majority vote.

At this time, the Nominating and Corporate Governance Committee does not have a policy with regard to the consideration of director candidates recommended by stockholders. The Nominating and Corporate Governance Committee believes that it is in the best position to identify, review, evaluate and select qualified candidates for Board membership, based on the comprehensive criteria for Board membership approved by the Board of Directors.

Stockholder Communications with the Board of Directors

The Company has not established a formal process related to stockholder communications with the Board of Directors due to the limited number of such communications historically. Nevertheless, every effort has been made to ensure that the views of stockholders are heard by the full Board of Directors or individual directors, as applicable, and that appropriate responses are provided to stockholders in a timely manner. We believe our responsiveness to stockholder communications to the Board of Directors has been appropriate.

Code of Business Conduct and Ethics

We have adopted the Hansen Medical, Inc. Code of Business Conduct and Ethics, which applies to all directors and employees, including executive officers, including, without limitation, our principal executive officer, principal financial officer, principal accounting officer and persons performing similar functions. The Code of Business Conduct and Ethics is available on our website at www.hansenmedical.com (under “Corporate Governance”). If the Company grants any waivers from, or makes any substantive amendments to, a provision of the Code of Business Conduct and Ethics, the Company will promptly disclose the nature of the amendment or waiver on our website. In addition, we intend to promptly disclose (1) the nature of any amendment to our Code of Business Conduct and Ethics that applies to our principal executive officer, principal financial officer, principal accounting officer or controller, or persons performing similar functions and (2) the nature of any waiver, including an implicit waiver, from a provision of our Code of Business Conduct and Ethics that is granted to one of these specified officers, the name of such person who is granted the waiver and the date of the waiver on our website in the future. The inclusion of our website address in this report does not include or incorporate by reference the information on our website into this proxy statement.

Director Compensation

Since our initial public offering in November 2006, each member of our Board of Directors who is not our employee has received the following cash compensation for board services, as applicable:

•	$20,000 per year for service as a Board member;

•	$12,000 per year for service as chairman of the Audit Committee;

•	$5,000 per year for service as chairman of the Compensation Committee;

•	$5,000 per year for service as chairman of the Nominating and Corporate Governance Committee;

•	$2,000 per year for service as non-chairman member of the Audit Committee;

•	$1,000 per year for service as non-chairman member of the Compensation Committee and/or Nominating and Corporate Governance Committee;

•	$1,500 for each Board meeting attended in person ($500 for meetings attended by video or telephone conference);

•	$500 for each Audit Committee meeting attended ($1,000 for the chairman of the Audit Committee for each meeting attended);

•	$500 for each Compensation Committee meeting attended; and

•	$500 for each Nominating and Corporate Governance Committee meeting attended.

Mr. Lowe voluntarily agreed to waive 15% of the cash compensation described above due to him in 2009. Drs. Freund and Hirsch and Messrs. Mandato, McConnell and Shapiro, each of whom is affiliated with one of our investors, voluntarily agreed to waive all of the cash compensation described above in 2009, which has typically been paid to the venture capital fund investor affiliated with such director.

We continue to reimburse our non-employee directors for their reasonable expenses incurred in attending meetings of our Board of Directors and committees of the Board of Directors.

Non-employee members of our Board of Directors receive automatic grants of non-statutory stock options under our 2006 Equity Incentive Plan. For purposes of our automatic director grant program, a non-employee director is a director who is not employed by us and does not receive compensation from us or have a business relationship with us that would require disclosure under certain Securities and Exchange Commission rules. Each non-employee director joining our Board of Directors is automatically granted a non-statutory stock option to purchase 30,000 shares of common stock with an exercise price equal to the then fair market value of our common stock. This initial option will vest monthly over three years. In addition, on the date of each annual meeting of our stockholders, each non-employee director is automatically granted a non-statutory stock option to purchase 10,000 shares of our common stock on that date with an exercise price equal to the then fair market value of our common stock. However, the number of shares subject to an annual grant will be reduced on a pro rata basis for each quarter that the director did not serve as a non-employee director during the 12 month period beginning on the date of the previous annual meeting. Automatic annual grants vest over 12 months. If a non-employee director’s service is terminated within 12 months after a change in control of Hansen other than as a result of a director’s voluntary resignation, then all of the director’s automatic grants will become fully vested and remain exercisable for 12 months from the change in control. All automatic director options have a maximum term of seven years.

2009 Director Compensation Table

The following table shows for the fiscal year ended December 31, 2009 certain information with respect to the compensation of all non-employee directors of the company:

Name	Fees Earned or Paid in Cash ($)	Option Awards ($)(1)(2)(3)	Total ($)
Dr. Freund	$0	$24,700	$24,700
Dr. Hirsch	$0	$24,700	$24,700
Mr. Hykes	$20,500	$57,525	$78,025
Mr. Lowe	$72,677	$24,700	$97,377
Mr. Mandato	$0	$24,700	$24,700
Mr. McConnell	$0	$24,700	$24,700
Mr. Shapiro	$0	$24,700	$24,700

(1)	On June 17, 2009, each director other than Mr. Hykes received an annual option grant to purchase 10,000 shares of our common stock at an exercise price of $4.88 per share pursuant to our automatic director grant program. On July 28, 2009, Mr. Hykes received an initial option grant to purchase 30,000 shares of our common stock at an exercise price of $3.74 pursuant to our automatic director grant program.

(2)	The amounts in this column represent the aggregate grant date fair value of stock awards or option awards granted to the officer in the applicable fiscal year computed in accordance with FASB ASC Topic 718. See Note 10 of the notes to our consolidated financial statements in our Annual Report on Form 10-K filed on March 16, 2010 for a discussion of all assumptions made by the Company in determining the grant date fair values of its equity awards.

(3)	As of December 31, 2009, Drs. Freund and Hirsch each held outstanding options to purchase 20,000 shares of our common stock, Messrs. Hykes, Mandato and Shapiro each held outstanding options to purchase 30,000 shares of our common stock, Mr. Lowe held outstanding options to purchase 61,250 shares of our common stock and Mr. McConnell held no outstanding options.

PROPOSAL 2

RATIFICATION OF SELECTION OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

The Audit Committee of the Board of Directors has selected PricewaterhouseCoopers LLP, independent registered accounting firm, as the Company’s independent auditors for the fiscal year ending December 31, 2010 and has further directed that management submit the selection of independent auditors for ratification by the stockholders at the annual meeting. PricewaterhouseCoopers LLP has audited the Company’s financial statements since its inception in September 2002. Representatives of PricewaterhouseCoopers LLP are expected to be present at the annual meeting. They will have an opportunity to make a statement if they so desire and will be available to respond to appropriate questions.

Neither the Company’s Bylaws nor other governing documents or law require stockholder ratification of the selection of PricewaterhouseCoopers LLP as the Company’s independent registered public accounting firm. However, the Board is submitting the selection of PricewaterhouseCoopers LLP to the stockholders for ratification as a matter of good corporate practice. If the stockholders fail to ratify the selection, the Audit Committee of the Board will reconsider whether or not to retain that firm. Even if the selection is ratified, the Audit Committee of the Board in its discretion may direct the appointment of a different independent registered public accounting firm at any time during the year if they determine that such a change would be in the best interests of the Company and its stockholders.

The affirmative vote of the holders of a majority of the shares present in person or represented by proxy and entitled to vote at the annual meeting will be required to ratify the selection of PricewaterhouseCoopers LLP. Abstentions will be counted toward the tabulation of votes cast on proposals presented to the stockholders and will have the same effect as negative votes. Broker non-votes are counted towards a quorum, but are not counted for any purpose in determining whether this matter has been approved.

Principal Accountant Fees and Services

The following table represents aggregate fees billed to the Company for the fiscal years ended December 31, 2009 and 2008 by PricewaterhouseCoopers LLP, the Company’s principal accountant.

	Fiscal Year Ended (in thousands)
	2009	2008
Audit Fees(a)	$829	$703
Audit-related Fees(b)	$570	$114
Tax Fees(c)	—	—
All Other Fees(d)	—	—

Total Fees	$1,399	$817

(a)	Includes fees billed for professional services rendered in connection with our integrated audits in 2008 and 2009, consents in S-8 filings, review of interim financial statements and services that are normally provided by PricewaterhouseCoopers LLP in connection with statutory and regulatory filings or engagements.

(b)	Includes fees billed for assurance and related services that are reasonably related to the performance of the audit or review of our financial statements and are not reported under “Audit Fees.” During the fiscal year ended December 31, 2008, this amount related to services provided in connection with our public offering of common stock in April 2008. During the fiscal year ended December 31, 2009, this amount related to services provided in connection with our financial restatements and our public offering of common stock in April 2009.

(c)	Includes fees billed for professional services for tax compliance, tax advice and tax planning.

(d)	Includes fees for products and services other than the services described above.

All fees described above were approved by either the Audit Committee or the Board of Directors.

Pre-Approval Policies and Procedures

The Audit Committee has adopted a policy and procedures for the pre-approval of audit and non-audit services rendered by our independent registered public accounting firm, PricewaterhouseCoopers LLP. The policy generally pre-approves specified services in the defined categories of audit services and audit-related services up to specified amounts. Pre-approval may also be given as part of the Audit Committee’s approval of the scope of the engagement of the independent registered public accounting firm or on an individual explicit case-by-case basis before the independent registered public accounting firm is engaged to provide each service. The pre-approval of services may be delegated to one or more of the Audit Committee’s members, but the decision must be reported to the full Audit Committee at its next scheduled meeting.

The Audit Committee has determined that the rendering of the services other than audit services by PricewaterhouseCoopers LLP is compatible with maintaining the principal accountant’s independence.

The Board of Directors Recommends

A “FOR” Vote In Favor Of Proposal 2.

EXECUTIVE OFFICERS

Our executive officers and their respective ages and positions as of April 19, 2010 are as follows:

Name	Age	Position
Frederic H. Moll, M.D.	58	President, Chief Executive Officer and Director
Peter Osborne	53	Interim Chief Financial Officer
Robert Mittendorff, M.D.	33	Vice President of Marketing and Business Development

Frederic H. Moll, M.D. is a co-founder of Hansen and has served as our Chief Executive Officer and a member of our Board of Directors since our inception in September 2002 and since March 2009 has also served as our President. In November 1995, Dr. Moll co-founded Intuitive Surgical Inc., a medical device company, and served as its first Chief Executive Officer and later, its Vice President and Medical Director until September 2003. In 1989, Dr. Moll co-founded Origin Medsystems, Inc., a medical device company, which later became an operating company within Guidant Corporation, a medical device company, following its acquisition by Eli Lilly in 1992. Dr. Moll served as Medical Director of Guidant’s surgical device division until November 1995. Dr. Moll also serves on the board of directors of Mako Surgical Corp. Dr. Moll holds a B.A. from the University of California, Berkeley, a M.S. from Stanford University and a M.D. from the University of Washington School of Medicine.

Peter Osborne has served as our Interim Chief Financial Officer since February 2010. Mr. Osborne has been an independent consultant providing senior level financial consulting services to companies since August 2009. Prior to becoming an independent consultant, Mr. Osborne served as Chief Financial Officer, Treasurer, and Vice President of Finance and Administration of VNUS Medical Technologies, Inc., a medical device company, from January 2008 to July 2009 when the company was acquired. Mr. Osborne had previously been appointed as Interim Chief Financial Officer of VNUS in October 2007. Previously, Mr. Osborne had been a consultant with VNUS from April 2007. Mr. Osborne served as Global Revenue Controller for Mercury Interactive, an information technology company, from October 2005 to February 2007 when the company was acquired. From May 2005 to September 2005, Mr. Osborne was an independent consultant for Sanmina-SCI, an electronic manufacturing services firm, providing senior level financial consulting services. From September 2003 to April 2005, Mr. Osborne served as an independent financial consultant a number of companies, including Optillion AB and Neopolitan Networks. Mr. Osborne served as the Chief Financial Officer of WorldChain, Inc., a supply chain management software company, from September 2000 to February 2003. From 1981 until September 2000, Mr. Osborne served in various positions at Deloitte & Touche LLP, including as a partner from 1996.

Robert Mittendorff, M.D. has served as our Vice President of Marketing and Business Development since July 2009. Previously, Dr. Mittendorff served as our Senior Director of Marketing and Business Development from March 2009 and our Director of Business Development from July 2008. From June 2005 to June 2008, Dr. Mittendorff completed his medical residency in emergency medicine at Stanford Hospital. In June 2005, Dr. Mittendorff received his medical degree from Harvard Medical School. In June 2003, Dr. Mittendorff received a masters in business administration from Harvard Business School. Dr. Mittendorff received his bachelor of science in biomedical and electrical engineering from Johns Hopkins University.

SECURITY OWNERSHIP OF

CERTAIN BENEFICIAL OWNERS AND MANAGEMENT

The following table sets forth certain information regarding the ownership of our common stock as of April 19, 2010 by: (i) each director and nominee for director; (ii) each of our named executive officers; (iii) all executive officers and directors of the Company as a group; and (iv) all those known by the Company to be beneficial owners of more than five percent of our common stock. Unless otherwise indicated in the table below, the principal address of each of the persons listed below is c/o Hansen Medical, Inc., 800 East Middlefield Road, Mountain View, CA 94043. The following table does not reflect the 16,100,000 shares of our common stock issued in our April 2010 public offering, as such shares were issued on April 21, 2010 following the record date for the annual meeting.

	Beneficial Ownership(1)
Name of Beneficial Owner	Number of Shares	Percent of Total
The TCW Group, Inc., on behalf of the TCW Business Unit(2) 865 South Figueroa Street Los Angeles, CA 90017	2,453,518	6.5%

Entities affiliated with Adage Capital Partners, L.P.(3) 200 Clarendon Street, 52nd Floor Boston, MA 02116	2,200,000	5.9%

Entities affiliated with Skyline Venture Partners, L.P.(4) 525 University Avenue, Suite 520 Palo Alto, CA 94301	2,000,865	5.3%

BlackRock, Inc.(5) 40 East 52nd Street New York, NY 10022	1,905,428	5.1%

Frontier Capital Management Co., LLC(6) 99 Summer Street Boston, MA 02110	1,878,835	5.0%

Frederic H. Moll, M.D.(7)	2,202,051	5.9%

Russell C. Hirsch, M.D., Ph.D.(8)	1,754,252	4.7%

James M. Shapiro(9)	1,604,855	4.3%

Joseph M. Mandato(10)	1,333,209	3.5%

Christopher P. Lowe(11)	61,250	*

Kevin Hykes(12)	9,166	*

Robert Mittendorff(13)	36,247	*

Peter Osborne(14)	5,000	*

Steven M. Van Dick(15)	282,743	*

Gary Restani	101,612	*

Christopher Sells	5,000	*

All directors and executive officers as a group (11 persons)(16)	7,395,385	19.7%

*	Less than one percent.

(1)

This table is based upon information supplied by officers, directors and principal stockholders and Schedules 13G, if any, filed with the SEC. Unless otherwise indicated in the footnotes to this table and subject to community property laws where applicable, the Company believes that each of the stockholders named in this table has sole voting and investment power with respect to the shares indicated as beneficially owned. Applicable percentages are based on shares outstanding on April 19, 2010, adjusted as required by rules promulgated by the SEC. Shares of common stock subject to options and/or restricted stock units outstanding as of April 19, 2010 that were then exercisable or are exercisable within 60 days of April 19, 2010, are deemed outstanding for computing the percentage of beneficial ownership of the person holding such options but are not deemed outstanding for computing the percentage of beneficial ownership of any other person.

(2)	Based on a Schedule 13G filed with the Securities and Exchange Commission on February 11, 2010. The TCW Group, Inc., on behalf of the TCW Business Unit, has shared voting power with respect to 2,099,186 shares and shared dispositive power with respect to 2,453,518 shares.

(3)	Based on a Schedule 13G filed with the Securities and Exchange Commission on May 5, 2009. Consists of 2,200,000 shares held by Adage Capital Partners, L.P., Adage Capital Partners GP, L.L.C. and Adage Capital Advisors, L.L.C. Adage Capital Partners, L.P. has the power to dispose of and the power to vote the shares beneficially owned by it, which power may be exercised by its general partner, Adage Capital Partners GP, L.L.C. Adadge Capital Advisors, as managing member of Adage Capital Partners GP, L.L.C., directs Adage Capital Partners GP, L.L.C.’s operations. Neither Adage Capital Partners GP, L.L.C. nor Adage Capital Advisors directly own any shares, but may be deemed to beneficially own the shares held by Adage Capital Partners, L.P.

(4)	Based on a Schedule 13G/A filed with the Securities and Exchange Commission on February 16, 2010. Consists of 45,737 shares held by Skyline Venture Partners III, L.P., 1,837,041 shares held by Skyline Venture Partners Qualified Purchaser Fund III, L.P., 111,585 shares held by Skyline Expansion Fund, L.P. and 6,502 shares held by Skyline Venture Management III, LLC. John Freund, one of our former directors, is a managing director of Skyline Venture Partners and the entities affiliated with Skyline Venture Partners and has voting and investment power over the shares held by these entities; however, Dr. Freund disclaims beneficial ownership of these shares except to the extent of his proportionate pecuniary interest in them.

(5)	Based on a Schedule 13G filed with the Securities and Exchange Commission on January 29, 2010, which amends the most recent Schedule 13G filing made by Barclays Global Investors, NA and certain of its affiliates (Barclays Global Investors, NA and such affiliates are collectively referred to as the “BGI Entities”) with respect to our Common Stock. On December 1, 2009 BlackRock completed its acquisition of Barclays Global Investors from Barclays Bank PLC. As a result, substantially all of the BGI Entities are now included as subsidiaries of BlackRock for purposes of Schedule 13G filings.

(6)	Based on a Schedule 13G filed with the Securities and Exchange Commission on February 12, 2010.

(7)	Includes 360,414 shares that Dr. Moll has the right to acquire upon the exercise of stock options within 60 days of April 19, 2010. Excludes 174,586 shares that are not exercisable within 60 days of April 19, 2010. Includes 150,000 shares that are registered in the name of the Moll Children’s Irrevocable Trust; however, Dr. Moll disclaims beneficial ownership of these shares except to the extent of his proportionate pecuniary interest in them. Does not include 875,000 shares purchased on April 21, 2010 in connection with the Company’s secondary offering.

(8)	Includes 1,669,795 shares held by Prospect Venture Partners II, L.P. and 25,427 shares held by Prospect Associates II, L.P. Russell Hirsch. Dr. Hirsch is a managing director of Prospect Management Co. II, L.L.C., the general partner of Prospect Venture Partners II, L.P. and Prospect Associates II, L.P., and has shared voting and investment power over the shares held by these entities; however Dr. Hirsch disclaims beneficial ownership of these shares except to the extent of his proportionate pecuniary interest in them. Includes 39,030 shares registered in the name of Dr. Hirsch and 20,000 shares that Dr. Hirsch has the right to acquire upon the exercise of stock options within 60 days of April 19, 2010. Does not include 123,125 shares purchased on April 21, 2010 by Prospect Venture Partners II, L.P. in connection with the Company’s secondary offering. Does not include 1,875 shares purchased on April 21, 2010 by Prospect Associates II, L.P. in connection with the Company’s secondary offering.

(9)	Includes of 1,554,562 shares held by Thomas Weisel Healthcare Venture Partners, L.P. Mr. Shapiro is an officer of Thomas Weisel Healthcare Venture Partners LLC, the general partner of Thomas Weisel

Healthcare Venture Partners, L.P. and disclaims beneficial ownership of these shares except to the extent of his proportionate pecuniary interest in them. Includes 20,293 shares registered in the name of James Shapiro & Sarah Shapiro. Includes 30,000 shares that Mr. Shapiro has the right to acquire upon the exercise of stock options within 60 days of April 19, 2010.

(10)	Includes 1,301,070 shares held by De Novo Ventures II, L.P. Mr. Mandato is a managing director of De Novo Management II, LLC, the general partner of De Novo Ventures II, L.P. and has shared voting and investment power over the shares held by De Novo Ventures II, L.P.; however, Mr. Mandato disclaims beneficial ownership of these shares except to the extent of his proportionate pecuniary interest in them. Includes 2,139 shares registered in the name of The Mandato Family Trust and 30,000 shares that Mr. Mandato has the right to acquire upon the exercise of stock options within 60 days of April 19, 2010.

(11)	Consists solely of shares that Mr. Lowe has the right to acquire upon the exercise of stock options within 60 days of April 19, 2010.

(12)	Consists solely of shares that Mr. Hykes has the right to acquire upon the exercise of stock options within 60 days of April 19, 2010. Excludes 20,834 shares that are not exercisable within 60 days of April 19, 2010.

(13)	Consists solely of shares that Mr. Mittendorff has the right to acquire upon the exercise of stock options within 60 days of April 19, 2010. Excludes 73,753 shares that are not exercisable within 60 days of April 19, 2010.

(14)	Consists solely of shares that Mr. Osborne has the right to acquire upon the settlement of restricted stock units within 60 days of April 19, 2010. Excludes 5,000 shares that will not be settled within 60 days of April 19, 2010.

(15)	Includes 49,481 shares that Mr. Van Dick has the right to acquire upon the exercise of stock options within 60 days of April 19, 2010. Excludes 17,188 shares that are not exercisable within 60 days of April 19, 2010.

(16)	Total number of shares includes 6,793,827 shares of common stock held by our directors and executive officers and certain of their affiliates, and 601,558 shares issuable upon exercise or settlement of stock options and restricted stock units within 60 days of April 19, 2010. See footnotes above.

SECTION 16(A) BENEFICIAL OWNERSHIP REPORTING COMPLIANCE

Section 16(a) of the Securities Exchange Act of 1934 requires our directors and executive officers, and persons who own more than ten percent of a registered class of our equity securities, to file with the SEC initial reports of ownership and reports of changes in ownership of our common stock and other equity securities. Officers, directors and greater than ten percent stockholders are required by SEC regulation to furnish the Company with copies of all Section 16(a) forms they file.

To our knowledge, based solely on a review of the copies of such reports furnished to us and written representations that no other reports were required, during the fiscal year ended December 31, 2009, our executive officers, directors and greater than ten percent beneficial owners complied with all Section 16(a) filing requirements.

EXECUTIVE COMPENSATION

Compensation Discussion and Analysis

General

This section discusses our executive compensation policies and arrangements as they relate to our named executive officers. The following discussion should be read together with the compensation tables and related disclosures set forth below.

Objectives of Hansen Medical’s Compensation Program

We develop, manufacture and sell a new generation of medical robotics designed for accurate positioning, manipulation and stable control of catheters and catheter-based technologies. We completed our initial public offering in November 2006 and received FDA clearance for our Sensei™ system and Artisan™ catheters in May 2007. Our initial products were developed for the field of electrophysiology, and we are now pursuing applications for our flexible robotics technology in endovascular and interventional markets. The success of technology companies is significantly influenced by the quality of their work forces. Therefore, our goal is to attract and retain highly talented employees, maintain a compensation program that will fairly compensate those individuals and reward them for achieving our business objectives, and align employees’ interests with those of our stockholders.

Our executive officers’ compensation consists of a combination of base salary, short-term cash incentives and long-term equity compensation, in addition to broad-based employee benefits programs, perquisites and severance protection. In determining the amount of each compensation element, we consider the comparative data described below. However, in determining the amount and mix of compensation elements and whether each element provides the correct incentives and rewards for performance consistent with our short- and long-term goals and objectives, our Board and Compensation Committee rely on their judgment about each individual’s performance and incentives in a rapidly changing business environment rather than on rigid guidelines. Accordingly, we have no formal policies or guidelines for allocating compensation between current and long-term or cash and non-cash compensation.

In light of the challenging business environment facing the Company in 2009, the Company took a number of wide range of actions to reduce its cash expenditures, including actions that affected the compensation of its executive officers. Two of our named executive officers agreed to salary reductions and other than our former Senior Vice President, Commercial Operations, no named executive officers received cash bonuses for 2009.

Role of Board, Compensation Committee & Chief Executive Officer

The Compensation Committee of our Board of Directors administers and oversees our compensation policies, plans and programs. It reviews and makes recommendations to the Board of Directors regarding our Chief Executive Officer’s compensation and the compensation of our directors, and it reviews and approves the compensation of our other executive officers.

In reviewing and approving these matters, our Board and Compensation Committee considers such matters as they deem appropriate, including our financial and operating performance, the specific achievements of our executive officers, the alignment of interests of the executive officers and our stockholders, the performance of our common stock and our ability to attract and retain qualified individuals. For executive compensation decisions, including decisions relating to the grant of stock options and other equity awards to our named executive officers, the Compensation Committee typically considers the recommendations of our Chief Executive Officer as manager of our executive team, and our Chief Executive Officer generally participates in the Compensation Committee’s deliberations about executive compensation matters. However, our Chief Executive Officer does not participate in the deliberation or determination of his own compensation.

We generally review the performance and compensation of our named executive officers annually. In March of 2009, our Chief Executive Officer collaborated with the Compensation Committee in evaluating the performance of our other named executive officers. Following such collaboration, our Chief Executive Officer conducted performance reviews with the individual officers. Also in March 2009, the Compensation Committee discussed our Chief Executive Officer’s performance with our Board meeting in executive session. Following this discussion, our Chairman provided a performance appraisal of our Chief Executive Officer.

Role of Compensation Consultant

The Compensation Committee has the authority under its charter to engage the services of outside advisors, experts and others to assist it. The Compensation Committee did not utilize the services of any outside advisors in 2009.

Use of Comparative Compensation Data

In past years, the Committee has engaged outside compensation consultants to review the compensation of its named executive officers and other key employees. In 2007, the Company engaged Jody Thelander of J. Thelander Consulting, who compared the base salary, bonus and equity awards offered to our named executive officers and other key employees with those of five public companies in the medical device and biotechnology sectors with market capitalizations between $500 and $750 million (Vital Signs, Inc., Greatbatch, Inc., LCA-Vision Inc., Volcano Corp. and Symmetry Medical, Inc.) as well as six other public companies (Accuray Incorporated, Stereotaxis, Inc., Insulet Corporation, Dexcom, Inc., Senorx, Inc. and Xtent, Inc.). Generally, these companies were selected because they were at a similar stage of development as Hansen Medical. In particular, they had generally completed public offerings in similar time frames, were at similar stages in their product life cycle and/or had a similar level of revenues as Hansen Medical. Stereotaxis was selected because it is one of our direct competitors. We continue to compare the compensation of our named executive officers and other key employees to those of this “peer group.” In addition, our Chief Executive Officer typically reviews market data in making recommendations about increases in the base salaries of our named executive officers and the size of initial and refresh equity awards. When hiring a new officer, the officer’s existing compensation is also a contributing factor. While these tools contribute to the decision making process, ultimately compensation decisions are made using our Board and Committee members’ subjective discretion.

Compensation Elements

Base Salary. The base salaries paid to our executive officers are designed to attract and maintain a stable management team by providing a base level of compensation that is not subject to performance risk. The base salaries of our named executive officers are established based on the scope of their responsibilities, taking into account competitive market compensation paid by other small-cap, medical device public companies for similar positions and adjusted as necessary to recruit or retain specific individuals. We typically review the base salaries of our named executive officers annually.

In light of the challenging business environment facing the Company in early 2009, no salary increases were approved for any of our named executive officers. In addition, in February 2009 in the wake of a company-wide reduction-in-force, Dr. Moll and Mr. Van Dick each volunteered to take base salary reductions of approximately 15% for the remainder of 2009.

In October 2009, Mr. Mittendorff’s base salary was increased from $150,000 to $185,000 in connection with his election as an executive officer and accompanying increase in responsibilities.

Annual Incentive Compensation. In 2008, we adopted a Management Cash Incentive Plan (the “Cash Incentive Plan”) pursuant to which we could establish annual bonus programs. Our goal in creating the Cash Incentive Plan was to create a program that would motivate participants to perform to the best of their ability and to achieve key corporate objectives, which we believe over time should increase stockholder value and the Company’s success.

In light of economic conditions and business challenges facing the Company in early 2009, we did not implement a formal cash bonus program for 2009 for all executive officers. The only current named executive officer to receive a 2009 bonus was Mr. Mittendorff, who was awarded a discretionary bonus at the end of the year in recognition of his successful completion of a corporate partnership agreement. In addition, during 2009 we continued to pay Chris Sells, our former Senior Vice President, Commercial Operations, a guaranteed monthly bonus in lieu of a sales commission program in order to focus Mr. Sells on overall Company objectives rather than short-term sales targets. The decision to continue this arrangement was based on the Compensation Committee’s view that, in the experience of its members, Mr. Sells’ level of incentive compensation was customary for similarly situated executives.

In March 2009, our Board and Compensation Committee approved special bonus arrangements for Dr. Moll and Mr. Van Dick in recognition of their agreements to voluntarily reduce their base salaries during 2009. Pursuant to these arrangements, in the event of a change in control in 2009, each officer would have received a bonus equal to the amount of salary foregone, provided the officer remained employed by us at the time of the change in control. This arrangement was intended to reward Dr. Moll and Mr. Van Dick for their contributions to our cost saving efforts.

Long-Term Equity-Based Incentive Awards. Our long-term equity compensation consists primarily of stock options and restricted stock units (“RSUs”). Stock options give our executive officers a continuing stake in our long-term success by allowing them to participate in the long-term appreciation of our stockholder value while accepting personal accountability for business setbacks, whether company-specific or market-based. Because the exercise price of our stock option grants is equal to the fair market value of our common stock on the date of grant, the option grant will provide a return only if our common stock appreciates over the option term. Additionally, stock options provide a means of recruiting key executives and enhancing the retention of those executives, inasmuch as they are subject to vesting over an extended period of time.

Each employee typically receives an initial stock option grant at commencement of employment. Retention grants are typically considered annually. We believe that the resulting overlapping vesting schedule from awards made in prior years, together with the number of shares subject to each award, helps ensure a meaningful incentive to remain in the Company’s employ and to enhance stockholder value over time. In general, initial stock option grants are granted at the meeting of the Board of Directors or Compensation Committee following the start date of the executive officer’s employment, and the shares subject to such initial option vest 25% on the first anniversary of the date of hire and thereafter 1/36 per month over the next three years. Retention awards typically vest monthly over four years from the date of grant.

The size of the initial stock option grant is typically based in part on competitive conditions applicable to the individual’s position. For employees below the vice president level, the size of the initial stock option grant is also based on ranges established for each position. These ranges are recommended by management, based in part on survey data obtained from the MEDIC Executive Compensation Survey, and are approved by our Compensation Committee. When establishing the size of the initial stock option grants to our named executive officers, our Board of Directors and Compensation Committee consider the number of options owned by other executives in comparable positions both internally and at other companies in the peer group identified by Ms. Thelander. With respect to both initial stock option grants at the commencement of employment and subsequent stock option grants, our Board of Directors and Compensation Committee also take into account an individual’s performance, his or her potential for future retention, responsibility and promotion, and competitive compensation targets for the individual’s position and level of contribution. The relative weight given to these factors varies among individuals at the discretion of the Board of Directors and Compensation Committee. We believe this strategy is consistent with the approach of other small-cap, medical device public companies in our industry.

In March 2009, in connection with our annual performance assessment and review of the compensation of our executive officers, we granted options to Dr. Moll and Messrs. Van Dick, Mittendorff and Sells that vest ratably over four years. The number of options granted to these officers was based on a combination of the roles and responsibilities of the individuals, as well as the exercise price of their outstanding options, as more recently hired employees were more likely to have options that were underwater. The size of these awards was determined by our compensation committee and board of directors in their discretion, taking into account a variety of factors, including the expectation that no cash bonuses would be paid to executive officers for 2009, the extent to which individuals were vested in existing options, the exercise prices of existing options held by individuals and the performance assessments conducted by our Compensation Committee and Chief Executive Officer (in the case of executive officers other than the Chief Executive Officer) and the Compensation Committee and Board (in the case of our Chief Executive Officers). Mr. Mittendorff, who was not an executive officer at the time, received an option grant of the same size as other non-executive officers with similar levels of responsibility at the time.

Though we remain committed to tying much of our named executive officers’ long-term incentive compensation to increases in stockholder value, the decline in our stock price in 2008 and 2009 impacted our recruitment and retention efforts. To help mitigate the impact of fluctuating stock prices on recruitment and retention, we began offering RSUs to our named executive officers in addition to stock options. RSUs provide the right to receive a specified number of shares of our common stock at no cost to the employee provided the employee remains employed by Hansen Medical when the RSUs vest. As a result, RSUs retain some value even if our stock price declines or does not appreciate significantly. In connection with his termination of employment, we granted Mr. Restani 125,000 fully-vested RSUs in recognition of his contributions to the Company.

Severance Benefits. Our named executive officers are eligible for severance and acceleration benefits pursuant to retention agreements that are typically negotiated at the time an officer is hired or, in the case of Mr. Mittendorff, in connection with his election as an executive officer. In 2008, our Board of Directors decided to increase Dr. Moll’s severance benefits, which were negotiated when Hansen Medical was founded in 2002 and were less generous than those applicable to our other executive officers hired after Dr. Moll, to a level consistent with his position as our most senior officer. We believe that these severance provisions are necessary to attract officers to Hansen Medical are important for the retention of these officers and are customary for officers in similar positions at other companies. In particular, these arrangements are intended to mitigate some of the risks that exist for executives working at a smaller company and therefore attract and retain qualified executives who could have other job alternatives at companies that appear less risky to them.

In addition, pursuant to our 2006 Equity Incentive Plan, all of our employees’ equity awards will fully vest if they are not continued or replaced by an acquirer in connection with a change in control. We believe this protection is appropriate in order to keep our executives and employees focused on our business rather than on the potential risks they may perceive if we are acquired. At the same time, this provision allows an acquirer to maintain the incentive and retention value inherent in our equity awards by continuing them after a change in control.

In connection with Mr. Restani’s termination of employment on March 1, 2009, we paid him the severance benefits he was eligible for under his retention agreement. In addition, we granted Mr. Restani 125,000 fully vested stock units in recognition of his contributions to the Company. In connection with the termination of Mr. Sells’ employment in October 2009, we entered into a separation agreement and a consulting agreement with Mr. Sells in order to facilitate a smooth transition of his duties and to obtain a release of claims.

A summary of the material terms of the severance and acceleration arrangements with our named executive officers as well as the separation agreements with Messrs. Restani and Sells, together with a quantification of the benefits under these arrangements, may be found in the section of this proxy statement entitled “Potential Payments Upon Termination or Change in Control.”

Other Benefits and Perquisites. Except as necessary to attract or retain specific individuals, we generally do not provide perquisites or other benefits to our named executive officers other than those available to employees generally. For example, in connection with the recruitment of Mr. Restani, we offered him a housing allowance of $5,000 per month for two years in order to mitigate the impact of higher housing costs in the San Francisco Bay Area. In December 2008, the Compensation Committee extended that allowance for an additional three months through February 2009.

Stock Ownership Guidelines

We do not have stock ownership guidelines for our executive officers, because the Compensation Committee is satisfied that stock and option holdings among our directors and executive officers are sufficient at this time to provide motivation and to align this group’s interests with those of our stockholders. In addition, we believe that stock ownership amounts for executive officers of medical device companies vary substantially, which means that ownership requirements would be unnecessarily rigid and could put us at a competitive disadvantage.

Financial Restatement

Our Compensation Committee has not adopted a policy on whether or not we will make retroactive adjustments to any cash or equity-based incentive compensation paid to executive officers (or others) where the payment was predicated upon the achievement of financial results that were subsequently the subject of a restatement. Our Compensation Committee believes that this issue is best addressed if and when a need actually arises, when all of the facts regarding any such restatement are known. Having reviewed the causes and results of the restatement of our financial statements that occurred in 2009, the Compensation Committee determined that the 2009 restatement did not warrant seeking to make retroactive adjustments to any cash or equity-based incentive compensation paid to executive officers (or others).

Tax and Accounting Effects

The impact of federal tax laws is considered in developing and implementing our compensation programs, including Section 162(m) of the Internal Revenue Code which places a limit of $1 million per person on the amount of compensation that we may deduct in any one year with respect to each of our named executive officers other than the chief financial officer. In 2009, we obtained shareholder re-approval of our 2006 Equity Incentive Plan so that many of the equity awards granted to our executive officers could continue to be deductible by us. However, to maintain flexibility in compensating officers in a manner designed to promote varying corporate goals, our Compensation Committee has not adopted a policy requiring all compensation to be deductible. Although tax deductions for some amounts that we pay to our named executive officers as compensation may be limited by section 162(m), that limitation does not result in the current payment of increased federal income taxes by us due to our significant net operating loss carry-forwards. Our Compensation Committee may approve compensation or changes to plans, programs or awards that may cause the compensation or awards to exceed the limitation under section 162(m) if it determines that such action is appropriate and in our best interests. Although we have not typically tailored our executive compensation program to achieve particular accounting results, we do consider the impact of accounting treatment when we make compensation decisions.

Compensation Committee Report2

Our Compensation Committee has reviewed and discussed the Compensation Discussion and Analysis (“CD&A”) contained in this proxy statement with management. Based on our Compensation Committee’s review of and the discussions with management with respect to the CD&A, our Compensation Committee recommended to the Board of Directors that the CD&A be included in this proxy statement.

COMPENSATION COMMITTEE

Christopher P. Lowe, Chairman

Russell C. Hirsch, M.D., Ph.D.

Joseph M. Mandato

[2]	The material in this report is not “soliciting material,” is not deemed “filed” with the SEC, and is not to be incorporated by reference into any filing of Hansen Medical under the Securities Act of 1933, as amended or the Securities Exchange Act of 1934, as amended.

Summary Compensation Table

The following summary compensation table shows, for the fiscal years ended December 31, 2007, December 31, 2008 and December 31, 2009, information regarding the compensation awarded to, earned by or paid to our Chief Executive Officer, Chief Financial Officer, our one other executive officer as of December 31, 2009 and two former executive officers. We refer to these officers as our “named executive officers.”

Name and Principal Position	Year	Salary ($)		Bonus ($)		Option Awards ($)(9)	Stock Awards ($)(9)	All Other Compensation ($)		Total ($)
Frederic H. Moll, M.D.	2009	$291,577		—		$161,670	—	$900	(10)	$454,147
President & Chief Executive Officer	2008	$350,000		—		$1,749,909	—	$900		$2,100,809
	2007	$300,000		—		$545,616	—	$864		$846,480

Mr. Steven M. Van Dick Vice President, Finance and Administration and Chief Financial Officer	2009	$210,264		—		$40,418	—	$757	(10)	$251,439
	2008	$247,538		—		$218,739	$155,000	$869		$622,146
	2007	$241,500		—		$227,340	—	$414		$469,254

Mr. Robert Mittendorff(1) Vice President, Marketing and Business Development	2009	$155,329		$15,000	(6)	$32,334	—	$559	(10)	$203,322

Mr. Gary C. Restani(2) Former President, Chief Operating Officer	2009	$60,083	(4)	—		—	$625,000	$418,015	(10),(11)	$1,103,128
	2008	$360,500		$50,000	(6)	$437,477	—	$60,900		$908,877
	2007	$352,683		—		—	—	$60,492		$413,175

Christopher Sells(3)	2009	$222,917	(4)	$166,670	(7)	$80,835	—	$114,207	(10),(12)	$584,629
Former Senior Vice President, Commercial Operations	2008	$160,417	(5)	$166,699	(8)	$845,340	$121,500	$450		$1,294,406

(1)	Mr. Mittendorff’s employment with us began in 2008, however he did not become one of our executive officers until 2009.

(2)	Mr. Restani’s employment with the Company terminated on March 1, 2009.

(3)	Mr. Sell’s employment with the Company terminated on October 22, 2009.

(4)	Amount reflects pro rated salary compensation for the applicable fiscal year in which the officer’s employment with the Company terminated.

(5)	Amount reflects pro rated salary compensation for the applicable fiscal year in which the officer joined the Company.

(6)	Represents a discretionary cash performance bonus awarded to the officer.

(7)	Represents a guaranteed monthly bonus.

(8)	Includes a $50,000 signing bonus and an aggregate of $116,669 in guaranteed monthly bonus.

(9)	The amounts in this column represent the aggregate grant date fair value of stock awards or option awards granted to the officer in the applicable fiscal year computed in accordance with FASB ASC Topic 718. See Note 10 of the notes to our consolidated financial statements in our Annual Report on Form 10-K filed on March 16, 2010 for a discussion of all assumptions made by the Company in determining the grant date fair values of its equity awards.

(10)	Represents annual premiums paid under our group term life insurance policy.

(11)	Represents a $10,000 housing subsidy and severance benefits paid to Mr. Restani in exchange for a release of claims, including $360,500 in cash severance, payment of Mr. Restani’s COBRA premiums for 12 months and a lump sum stipend in lieu of continued life and disability insurance. Also includes payment of Mr. Restani’s accrued but unused vacation.

(12)	Represents severance benefits paid to Mr. Sells in exchange for a release of claims, including payment of Mr. Sells’ COBRA premiums for 5 months. Also includes payment of Mr. Sells’ accrued but unused vacation and $85,931 in consulting fees.

“Salary,” “bonus” and “non-equity incentive plan compensation” accounted for the following percentages of the “total compensation” of our executive officers in 2009:

Name	Salary	Bonus	Non-Equity Incentive Plan Compensation
Frederic H. Moll, M.D.	64%	0%	0%
Mr. Steven M. Van Dick	84%	0%	0%
Mr. Robert Mittendorff	76%	7%	0%
Mr. Gary C. Restani	5%	0%	0%
Mr. Christopher Sells	38%	29%	0%

2009 Grants of Plan-Based Awards

The following table sets forth certain information regarding each plan based award granted to our named executive officers during the fiscal year ended December 31, 2009.

On February 18, 2009, our Compensation Committee approved the grant of 125,000 fully vested restricted stock units to Mr. Restani under our 2006 Equity Incentive Plan.

On March 3, 2009, our Board of Directors approved the grant of an option to Dr. Moll, and our Compensation Committee approved the grant of options to Messrs. Van Dick, Mittendorff and Sells under our 2006 Equity Incentive Plan. These options vest over four years in equal monthly installments from the date of grant.

For a description of the acceleration of vesting provisions applicable to the stock options and restricted stock units granted to our named executive officers, see the section of this proxy statement entitled “Potential Payments Upon Termination or Change in Control”.

Name	Grant Date	All Other Stock Awards: Number of Shares of Stock or Units (#)	All Other Option Awards: Number of Securities Underlying Options (#)	Exercise or Base Price of Option Awards ($/Sh)	Grant Date Fair Value of Option Awards ($)(1)
Dr. Moll	3/3/09	—	100,000	$3.26	$161,670
Mr. Van Dick	3/3/09	—	25,000	$3.26	$40,418
Mr. Restani	2/18/09	125,000	—	—	$625,000
Mr. Mittendorff	3/3/09		20,000	$3.26	$32,334
Mr. Sells	3/3/09	—	50,000	$3.26	$80,835

(1)	The amounts in this column represent the aggregate grant date fair value of stock awards or option awards granted to the officer in the applicable fiscal year computed in accordance with FASB ASC Topic 718. See Note 10 of the notes to our consolidated financial statements in our Annual Report on Form 10-K filed on March 16, 2010 for a discussion of all assumptions made by the Company in determining the grant date fair values of its equity awards.

Outstanding Equity Awards at 2009 Fiscal Year-End

The following table shows certain information regarding outstanding equity awards held by our named executive officers as of December 31, 2009.

	Option Awards
Name	Number of Securities Underlying Unexercised Options (#) Exercisable		Number of Securities Underlying Unexercised Options (#) Unexercisable	Option Exercise Price ($)	Option Expiration Date
Dr. Moll	175,000	(1)	—	$2.64	6/20/11
Dr. Moll	42,500	(2)	17,500	$17.08	2/13/14
Dr. Moll	79,165	(3)	120,835	$18.94	5/5/15
Dr. Moll	18,750	(4)	81,250	$3.26	3/2/16
Mr. Van Dick	41,669	(5)	—	$1.40	4/26/16
Mr. Van Dick	17,708	(2)	7,292	$17.08	2/13/14
Mr. Van Dick	9,895	(3)	15,105	$18.94	5/5/15
Mr. Van Dick	4,687	(4)	20,313	$3.26	3/2/16
Mr. Mittendorff	7,083	(6)	12,917	$12.15	8/4/15
Mr. Mittendorff	2,916	(7)	7,084	$7.75	10/27/15
Mr. Mittendorff	3,749	(4)	16,251	$3.26	3/2/16
Mr. Sells	56,249	(8)	—	$12.15	3/31/10
Mr. Sells	9,374	(8)	—	$3.26	3/31/10

(1)	Option vested ratably over 36 months from April 27, 2006.

(2)	Option vests ratably over 48 months from February 14, 2007.

(3)	Option vests ratably over 48 months from May 6, 2008.

(4)	Option vests ratably over 48 months from March 3, 2009.

(5)	Option vested over 4 years from December 16, 2005, with 25% upon completion of one year of service and in 36 equal monthly installments thereafter.

(6)	Option vests over 4 years from July 14, 2008, with 25% upon completion of one year of service and in 36 equal monthly installments thereafter.

(7)	Option vests ratably over 48 months from October 28, 2008.

(8)	Reflects option shares that were vested on December 31, 2009, which remained exercisable for three months after termination of Mr. Sells’ service.

2009 Option Exercises and Stock Vested

The following table shows the number of shares acquired upon exercise of stock options by our named executive officers during 2009, and the restricted stock units held by our named executive officers that vested during 2009.

	Option Awards		Stock Awards
Name	Number of Shares Acquired on Exercise (#)	Value Realized on Exercise ($)(1)	Number of Shares Acquired on Vesting (#)	Value Realized on Vesting ($)(2)
Dr. Moll	—	—	—	—
Mr. Van Dick	183,331	$443,661	20,000	$80,750
Mr. Mittendorff	—	—	—	—
Mr. Restani	—	—	5,000	$27,300
Mr. Sells	—	—	—	—

(1)	Computed in accordance with Securities and Exchange Commission rules based on the fair market value of our common stock on the exercise date minus the exercise price of the option and does not necessarily reflect proceeds received by the officer.

(2)	Computed in accordance with Securities and Exchange Commission rules based on the fair market value of our common stock on the vesting date multiplied by the number of units vested and does not necessarily reflect proceeds received by the officer.

Potential Payments Upon Termination or Change-in-Control

Each of our named executive officers is party to a retention agreement which entitles the officer to the severance benefits described below. In addition, in 2009 we entered into separation agreements with Messrs. Restani and Sells in connection with the termination of their employment with the Company, and in 2010 we entered into a separation agreement and consulting agreement with Mr. Van Dick.

Pursuant to his retention agreement, if we terminate Dr. Moll’s employment without cause or he resigns for good reason, he will be entitled to a lump sum severance payment equal to 12 months of his base salary, reimbursement of his COBRA premiums for up to 12 months, a $1,485 stipend in lieu of continued life and disability insurance and full acceleration of his equity awards.

Pursuant to his retention agreement, if we terminated Mr. Van Dick’s employment without cause or he resigned for good reason, in either case within 12 months after a change in control of the Company, he would have been entitled to a lump sum severance payment equal to one times his then-current base salary, reimbursement of his COBRA premiums for up to 12 months, a $1,454 stipend in lieu of continued life and disability insurance and full acceleration of his equity awards. In February 2010, we entered into a separation agreement and a consulting agreement with Mr. Van Dick in connection with his resignation. Pursuant to these agreements, Mr. Van Dick will receive the same cash severance benefits as in his retention agreement in exchange for a release of claims and will provide consulting services for one year during which time certain of his options will remain outstanding and continue vesting.

In October 2009, our Compensation Committee approved a retention agreement for Mr. Mittendorff which entitles him to a lump sum severance payment equal to six months of his then-current base salary, reimbursement of his COBRA premiums for up to six months and six months acceleration of his equity awards in the event that we terminate Mr. Mittendorff’s employment without cause or he resigns for good reason, in either case within 12 months after a change in control of the Company. In January 2010, this agreement was amended to add severance benefits in the event that we terminate Mr. Mittendorff’s employment without cause or he resigns for good reason, in either case prior to or more than 12 months after a change in control of the Company. In such event, Mr. Mittendorff is entitled to continued payment of his base salary and reimbursement of his COBRA premiums for six months.

On February 19, 2009, we entered into a separation agreement with Mr. Restani which superseded the benefits to which he was entitled under his retention agreement. Pursuant to that agreement, we agreed to (i) continue to pay Mr. Restani his base salary for 12 months, (ii) pay Mr. Restani’s and his dependents’ COBRA premiums for up to 12 months, and (iii) grant Mr. Restani 125,000 fully vested stock units in exchange for a release of claims. Pursuant to the separation agreement, Mr. Restani agreed to the immediate cancellation of his options to purchase shares of the Company’s common stock.

On October 21, 2009, we entered into a separation agreement and consulting agreement with Mr. Sells in connection with his termination of employment. Pursuant to those agreements, Mr. Sells agreed to provide the Company with consulting services through December 31, 2009 and a release of claims. Pursuant to these agreements, Mr. Sells received cash compensation and continued vesting of his equity awards equivalent to what he would have received had his employment continued until December 31, 2009 and reimbursement of his COBRA premiums until March 31, 2010.

All of the severance benefits described above are contingent on a general release of claims.

The following definitions are used in the retention agreements with our named executive officers:

“Cause” means an intentional unauthorized use or disclosure of our confidential information or trade secrets which causes material harm to us, a material breach of any agreement between the officer and the Company, a material failure to comply with our written policies or rules, the officer’s conviction of or plea to a felony, the officer’s gross negligence or willful misconduct, or the officer’s continued failure to perform assigned duties after receiving written notification of such failure from our Board of Directors.

“Change in control” means a transaction or series of transactions in which any person acquires 50% of our voting stock, a change in a majority of our directors over a two year period (excluding any new director whose nomination for election is approved by two-thirds of the existing directors), or a merger or asset sale unless our stockholders continue to own a majority of the voting stock of the resulting corporation and no one person owns 50% or more of the voting stock of the resulting corporation.

“Good Reason” means a material diminution in the officer’s compensation (including base salary), a material diminution in the officer’s authority duties or responsibilities or a material change in the geographic location at which the officer must perform services for us. The officer must provide us with written notice of the good reason condition within 90 days after it comes into existence, after which we will have 30 days to cure the good reason condition. If we do not cure the good reason condition, the officer may resign within 180 days following the initial existence of the good reason condition.

The following table estimates the amount of compensation and benefits payable to each of our named executive officers under the agreements described above, in the case of Dr. Moll and Messrs. Van Dick and Mittendorff, as if their employment terminated on December 31, 2009. In the case of Mr. Van Dick, it reflects the terms of his retention agreement in effect on December 31, 2009 rather than his February 2010 separation agreement. In the case of Mr. Mittendorff, the table reflects the terms of his retention agreement in effect on December 31, 2009 and does not reflect the January 2010 revisions to that agreement. In the case of Messrs. Restani and Sells, the amounts in the table represent the actual amounts paid to them pursuant to the separation and consulting agreements described above.

Benefits and Payments upon Termination	Actual Amounts Paid Pursuant to Restani and Sells Separation Agreements	Termination for Cause or Voluntary Termination Prior to Change in Control	Termination Without Cause	Resignation for Good Reason	Termination without Cause or resignation for Good Reason within 12 months after a Change in Control
Dr. Moll
Compensation:
Salary	—	—	$297,500	$297,500	$297,500
Accelerated vesting(1)	—	—	$0	$0	$0
Benefits and perquisites:
Health care(2)	—	—	$17,104	$17,104	$17,104
Stipend	—	—	$1,485	$1,485	$1,485
Total:	—	—	$316,089	$316,089	$316,089

Mr. Van Dick
Compensation:
Salary	—	—	—	—	$210,407
Accelerated vesting(1)	—	—	—	—	$0
Benefits and perquisites:
Health care(2)	—	—	—	—	$11,942
Stipend	—	—	—	—	$1,454
Total:	—	—	—	—	$223,803

Mr. Mittendorff
Compensation:
Salary	—	—	—	—	$92,500
Accelerated vesting(1)	—	—	—	—	$0
Benefits and perquisites:
Health care(2)	—	—	—	—	$2,767
Stipend	—	—	—	—	$0
Total:	—	—	—	—	$95,267

Mr. Restani
Compensation:
Salary	$360,500	—	—	—	—
Equity(3)	$625,000	—	—	—	—
Benefits and perquisites:
Health care(2)	$12,539	—	—	—	—
Stipend	$1,485	—	—	—	—
Total:	$999,524	—	—	—	—

Mr. Sells
Compensation:
Consulting Fees	$85,931	—	—	—	—
Accelerated vesting	—	—	—	—	—
Benefits and perquisites:
Health care(2)	$7,477	—	—	—	—
Stipend	—	—	—	—	—
Total:	$93,408	—	—	—	—

(1)	In the case of stock options, the value of vesting acceleration was calculated by multiplying the number of unvested option shares by the difference between the closing price our common stock on December 31, 2009, which was $3.03, and the exercise price of such unvested options. Since all of the options held by our named executive officers have exercise prices greater than $3.03 per share, this formula results in no value being assigned to the acceleration of those options.

(2)	Represents the cost of the executive’s monthly health care premium under COBRA for the severance period based on the rates in effect on December 31, 2009.

(3)	Reflects the value of the RSUs granted pursuant to Mr. Restani’s separation agreement. The value of these RSUs was calculated by multiplying the number of RSUs by our closing price on February 18, 2009, the date the RSUs were granted.

CERTAIN RELATIONSHIPS AND RELATED PARTY TRANSACTIONS

Related-Person Transactions Policy and Procedures

In February 2007, we adopted a written Related-Person Transactions Policy that sets forth our policies and procedures regarding the identification, review, consideration and approval or ratification of “related-persons transactions.” For purposes of our policy only, a “related-person transaction” is a transaction, arrangement or relationship (or any series of similar transactions, arrangements or relationships) in which the Company and any “related person” are participants involving an amount that exceeds $120,000. Transactions involving compensation for services provided to the Company as an employee, director, consultant or similar capacity by a related person are not covered by this policy. A related person is any executive officer, director, or more than 5% stockholder of the Company, including any of their immediate family members, and any entity owned or controlled by such persons.

Under the policy, where a transaction has been identified as a related-person transaction, management must present information regarding the proposed related-person transaction to the Audit Committee (or, where Audit Committee approval would be inappropriate, to another independent body of the Board of Directors) for consideration and approval or ratification. The presentation must include a description of, among other things, the material facts, the interests, direct and indirect, of the related persons, the benefits to the Company of the transaction and whether any alternative transactions were available. To identify related-person transactions in advance, the Company relies on information supplied by its executive officers, directors and each significant shareholder. In considering related-person transactions, the Audit Committee takes into account the relevant available facts and circumstances including, but not limited to (a) the risks, costs and benefits to us, (b) the impact on a director’s independence in the event the related person is a director, immediate family member of a director or an entity with which a director is affiliated, (c) the terms of the transaction, (d) the availability of other sources for comparable services or products and (e) the terms available to or from, as the case may be, unrelated third parties or to or from employees generally. In the event a director has an interest in the proposed transaction, the director must recuse himself or herself form the deliberations and approval. The policy requires that, in determining whether to approve, ratify or reject a related-person transaction, the Audit Committee look at, in light of known circumstances, whether the transaction is in, or is not inconsistent with, the best interests of Hansen and our stockholders, as the Audit Committee determines in the good faith exercise of its discretion.

Certain Related-Person Transactions

The following is a summary of transactions during 2009 in which the amount in the transaction exceeded $120,000, and in which any of our executive officers, directors or 5% stockholders had or will have a direct or indirect material interest, other than equity and other compensation, termination, change-in control and other arrangements which are described under the section entitled “Executive Compensation.”

We have entered into employment agreements with our executive officers. For a description of these employment agreements, see the section entitled “Executive Compensation—Potential Payments Upon Termination or Change in Control.”

We have granted stock options to our directors and executive officers. For a description of these options, see the sections entitled “Executive Compensation—2009 Grants of Plan-Based Awards,” “Executive Compensation—Outstanding Equity Awards at 2009 Fiscal Year-End” and “Executive Compensation—Director Compensation.”

We have entered, and intend to continue to enter, into separate indemnification agreements with our directors and executive officers, in addition to the indemnification provided for in our Bylaws. These agreements, among other things, require us to indemnify our directors and executive officers for certain expenses, including attorneys’ fees, judgments, fines and settlement amounts incurred by a director or executive officer in any action or proceeding arising out of their services as one of our directors or executive officers, or any of our subsidiaries or any other company or enterprise to which the person provides services at our request.

HOUSEHOLDING OF PROXY MATERIALS

The SEC has adopted rules that permit companies and intermediaries (e.g., brokers) to satisfy the delivery requirements for proxy statements and annual reports with respect to two or more stockholders sharing the same address by delivering a single proxy statement addressed to those stockholders. This process, which is commonly referred to as “householding,” potentially means extra convenience for stockholders and cost savings for companies.

This year, a number of brokers with account holders who are our stockholders will be “householding” our proxy materials. A single proxy statement will be delivered to multiple stockholders sharing an address unless contrary instructions have been received from the affected stockholders. Once you have received notice from your broker that they will be “householding” communications to your address, “householding” will continue until you are notified otherwise or until you revoke your consent. If, at any time, you no longer wish to participate in “householding” and would prefer to receive a separate proxy statement and annual report, please notify your broker. Direct your written request to Corporate Secretary, Hansen Medical, Inc., 800 East Middlefield Road, Mountain View, CA 94043 or contact Peter Osborne at (650) 404-5800. Stockholders who currently receive multiple copies of the proxy statement at their addresses and would like to request “householding” of their communications should contact their brokers.

OTHER MATTERS

The Board of Directors knows of no other matters that will be presented for consideration at the annual meeting. If any other matters are properly brought before the meeting, it is the intention of the persons named in the accompanying proxy to vote on such matters in accordance with their best judgment.

By Order of the Board of Directors

PETER OSBORNE
Interim Chief Financial Officer

April 30, 2010

A copy of the Company’s Annual Report to the Securities and Exchange Commission on Form 10-K for the fiscal year ended December 31, 2009 is available without charge upon written request to: Corporate Secretary, Hansen Medical, Inc., 800 East Middlefield Road, Mountain View, CA 94043 or by accessing a copy through the Company’s website at www.hansenmedical.com/investors under “SEC Filings.”

YOUR VOTE IS IMPORTANT. PLEASE VOTE TODAY.

We encourage you to take advantage of Internet or telephone voting.

Both are available 24 hours a day, 7 days a week.

Internet and telephone voting is available through 11:59 PM Eastern Time the day prior to the shareholder meeting date.

HANSEN MEDICAL, INC.

INTERNET

http://www.proxyvoting.com/hnsn

Use the Internet to vote your proxy. Have your proxy card in hand when you access the web site.

OR

TELEPHONE

1-866-540-5760

Use any touch-tone telephone to vote your proxy. Have your proxy card in hand when you call.

If you vote your proxy by Internet or by telephone, you do NOT need to mail back your proxy card.

To vote by mail, mark, sign and date your proxy card and return it in the enclosed postage-paid envelope.

Your Internet or telephone vote authorizes the named proxies to vote your shares in the same manner as if you marked, signed and returned your proxy card.

99999

FOLD AND DETACH HERE

THE BOARD OF DIRECTORS RECOMMENDS A VOTE FOR ALL NOMINEES AND FOR PROPOSAL 2 BELOW.

Please mark your votes as indicated in this example

1. To elect two directors to hold office until the 2013 Annual Meeting

FOR ALL WITHHOLD FOR ALL *EXCEPTIONS

Nominees:

01 Kevin Hykes 02 James M. Shapiro

2. To ratify the selection by the Audit Committee of the Board of Directors of PricewaterhouseCoopers LLP as the independent registered public accounting firm of Hansen Medical, Inc. for its fiscal year ending December 31, 2010.

FOR AGAINST ABSTAIN

(INSTRUCTIONS: To withhold authority to vote for any individual nominee, mark the “Exceptions” box above and write that nominee’s name in the space provided below.)

*Exceptions

Will Attend Meeting YES

Mark Here for Address Change or Comments SEE REVERSE

NOTE: Please sign as name appears hereon. Joint owners should each sign. When signing as attorney, executor, administrator, trustee or guardian, please give full title as such.

Signature

Signature

Date

You can now access your Hansen Medical, Inc. account online.

Access your Hansen Medical, Inc. account online via Investor ServiceDirect® (ISD).

BNY Mellon Shareowner Services, the transfer agent for Hansen Medical, Inc., now makes it easy and convenient to get current information on your shareholder account.

View account status

View certificate history

View book-entry information

View payment history for dividends

Make address changes

Obtain a duplicate 1099 tax form

Visit us on the web at http://www.bnymellon.com/shareowner/isd

For Technical Assistance Call 1-877-978-7778 between 9am-7pm

Monday-Friday Eastern Time

Investor ServiceDirect ®

Available 24 hours per day, 7 days per week

TOLL FREE NUMBER: 1-800-370-1163

Choose MLinkSM for fast, easy and secure 24/7 online access to your future proxy materials, investment plan statements, tax documents and more. Simply log on to Investor ServiceDirect® at www.bnymellon.com/shareowner/isd where step-by-step instructions will prompt you through enrollment.

Important notice regarding the Internet availability of proxy materials for the Annual Meeting of Stockholders. The Proxy Statement and the 2009 Annual Report to Stockholders are available at: http://www.hansenmedical.com/investors/proxy-materials.aspx

FOLD AND DETACH HERE

PROXY

HANSEN MEDICAL, INC.

Annual Meeting of Stockholders – June 15, 2010

THIS PROXY IS SOLICITED BY THE BOARD OF DIRECTORS OF HANSEN MEDICAL, INC.

The undersigned hereby appoints Frederic H. Moll, M.D. and Robert Mittendorff, M.D. and each of them, with power to act without the other and with power of substitution, as proxies and attorneys-in- fact and hereby authorizes them to represent and vote, as provided on the other side, all the shares of Hansen Medical, Inc. Common Stock which the undersigned is entitled to vote, and, in their discretion, to vote upon such other business as may properly come before the annual meeting of stockholders of the company to be held June 15, 2010 or at any adjournment or postponement thereof, with all powers which the undersigned would possess if present at the meeting.

Address Change/Comments

(Mark the corresponding box on the reverse side)

BNY MELLON SHAREOWNER SERVICES

P.O. BOX 3550

SOUTH HACKENSACK, NJ 07606-9250

(Continued and to be marked, dated and signed, on the other side)

99999